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Company Contact:

Jeff Unger, Investor Relations
(561) 514-0115

Andrew Bard, Weber Shandwick Worldwide
(212) 445-8368


Casual Male Retail Group Reports Total Sales Increase of 25.7% and Comparable Store Sales Increase of 3.7% for Third Quarter Fiscal 2005


CANTON, MA, November 3, 2005 -- Casual Male Retail Group, Inc.
(NASDAQ/NMS: "CMRG"), retail brand operator of Casual Male Big & Tall and Rochester Big & Tall, today reported its sales results for the third quarter of fiscal 2005.

Total sales for the 13 week period ended October 29, 2005 increased 25.7% to $93.8 million from $74.6 million for the prior year's 13 week period ended October 30, 2004. Comparable store sales for the third quarter of fiscal 2005 increased 3.7% when compared with the third quarter of fiscal 2004.

For the nine months ended October 29, 2005, total sales increased 24.5% to $291.7 million from $234.3 million for the nine months ended October 30, 2004. Comparable store sales for the nine months of fiscal 2005 increased 3.1% when compared with the nine months of the prior year.

CMRG's sales results for the prior fiscal periods exclude sales related to its divested Other Branded Apparel Businesses and include all Rochester Big & Tall sales as of the acquisition date of October 29, 2004. The comparable store sales performance includes prior year sales for Rochester Big & Tall for the similar reporting periods.

"This is our eighth consecutive quarter of positive comp sales and we anticipate gross margin improvement of at least 100 basis points and SG&A expenses to be consistent with prior quarter levels. In line with our internal expectations, the Company expects to report a loss for the third quarter in the range of $0.04 to $0.06 per diluted share," said David Levin, Chief Executive Officer and President of Casual Male.

The Company will hold an Analyst Day on November 8, 2005 at its corporate headquarters in Canton, Massachusetts. The Analyst Day will be web cast at http://www.casualmale.com/investor from 10:00 am to 2:00 pm EST.

The Company will release third quarter fiscal 2005 earnings on November 17, 2005 and will hold a conference call and web cast at http://www.casualmale.com/investor.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company's responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

CMRG, the largest retailer of big and tall men's apparel with retail operations throughout the United States, Canada and London, England, operates 491 Casual Male Big & Tall stores, the Casual Male e-commerce site, Casual Male catalog business, 13 Casual Male at Sears-Canada stores, 23 Rochester Big & Tall stores and a direct to consumer business. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ National Market under the symbol "CMRG."

The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

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